Exhibit 5.8

May 23, 2012

CHS/Community Health Systems, Inc.

4000 Meridian Boulevard

Franklin, Tennessee 37067

Re:	Registration Statement on Form S-3 of CHS/Community Health Systems, Inc.

Ladies and Gentlemen:

We have acted as special North Carolina counsel to CHS/Community Health Systems, Inc., a Delaware corporation (the “Company”), and the Guarantors (as defined below), each organized and existing under the laws of the State of North Carolina, in connection with a public offering of debt securities of the Company, which securities may be issued from time to time on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 (the “Notes”). The Notes may be guaranteed on a secured or unsecured basis (the “Guarantees”) by certain of the Company’s wholly-owned subsidiaries, including the North Carolina entities set forth on Schedule I attached hereto (the subsidiary guarantors set forth on Schedule I attached hereto being collectively referred to herein as the “Guarantors”). The Notes are to be issued by the Company, and the Guarantees are to be made by the Guarantors, pursuant to a Registration Statement on Form S-3ASR (such Registration Statement, as supplemented or amended, is hereinafter referred to as the “Registration Statement”), filed with the Securities and Exchange Commission on or about May 23, 2012. The Notes and the Guarantees will be issued pursuant to an indenture, a form of which is filed with the Registration Statement (the “Indenture”). This opinion letter is being furnished in accordance with the requirements of Item 16 of Form S-3 and Item 601(b)(5)(i) of Regulation S-K promulgated under the Securities Act of 1933, as amended.

In connection with this opinion, we have (i) investigated such questions of law, and (ii) examined originals or certified, conformed or reproduction copies of the agreements, instruments, documents, and records of the Guarantors and such certificates of public officials and such other documents as are listed on Schedule II attached hereto. We have reviewed no other documents in connection with the preparation or issuance of this opinion.

In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, facsimile, conformed or photostatic copies and the authenticity of the originals of such latter documents. In addition, we have assumed that none of the Guarantors is insolvent or shall be rendered insolvent as a result of providing the Guarantees pursuant to the Indenture.

CHS/Community Health Systems, Inc.

May 23, 2012

As to any facts material to the opinion expressed herein which have not been independently established or verified, we have relied upon the oral or written statements and representations of officers and other representatives of the Company, the Guarantors and others.

Members of this firm are admitted to the Bar in the State of North Carolina, and we do not express any opinion as to the laws of any other jurisdiction, including federal law.

Based upon and subject to the foregoing and the limitations, qualifications, exceptions and assumptions set forth herein, we are of the opinion that:

1. Based solely on the respective North Carolina Certificates of Existence for such entities described on Schedule II, each Guarantor is validly existing under the laws of the State of North Carolina.

2. Each Guarantor has the requisite corporate power and authority to execute and deliver and to perform its obligations under the Indenture.

3. Each Guarantor has taken all necessary corporate action to duly authorize the execution, delivery and performance of the Indenture.

We express no opinion as to whether the execution and delivery by the Company of the Indenture and the Notes and the execution and the delivery by each Guarantor of the Indenture and the Guarantee to which it is a party, and the performance by the Company and each of the Guarantors of their respective obligations thereunder violate, conflict with or constitute a default under or will violate, conflict with or constitute a default under any agreement or instrument of which the Company or any Guarantor or its properties is subject. We express no opinion as to the enforceability of the Guarantees or the Indenture.

We hereby consent to the filing of this opinion as Exhibit 5.8 to the Registration Statement on or about the date hereof, to the incorporation by reference of this opinion of counsel into the Registration Statement, and to the reference to this firm in the prospectus contained in the Registration Statement under the caption “Legal Matters.” In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act. Kirkland & Ellis LLP, legal counsel to the Company and each of the Guarantors, may rely upon this opinion with respect to matters set forth herein that are governed by North Carolina law for purposes of its opinion being delivered and filed as Exhibit 5.1 to the Registration Statement.

Very truly yours,
/s/ Bradley Arant Boult Cummings LLP

BRADLEY ARANT BOULT CUMMINGS LLP

Schedule I

Guarantors

1.	Williamston Hospital Corporation, a North Carolina corporation

Schedule II

1.	Certificates of Existence for the following entities issued by the North Carolina Secretary of State on the respective dates listed below:

Williamston Hospital Corporation	May 10, 2012

2.	Charters and applicable amendment documents for the following entities provided by the Company through access to its intranet site:

Williamston Hospital Corporation

3.	Bylaws for the following entities provided by the Company through access to its intranet site:

Williamston Hospital Corporation

4.	Resolutions for each of the Guarantors adopted by the Board of Directors of each of the Guarantors.

5.	The Registration Statement.